UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

 FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 14, 2011

MB FINANCIAL, INC.

Maryland	0-24566-01	364460265
(State or other jurisdiction	(Common File No.)	(IRS Employer
of incorporation)		Identification Number)

800 West Madison Street, Chicago, Illinois	60607
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (888) 422-6562

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 14, 2011, based on the recommendation of the Organization and Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of MB Financial, Inc. (the “Company”), the Board approved 2011 bonus payments to Burton J. Field, Vice President of the Company and President of Lease Banking of the Company’s subsidiary bank, MB Financial Bank, N.A. (the “Bank”), and Jill E. York, Vice President and Chief Financial Officer of the Company and Executive Vice President and Chief Financial Officer of the Bank, in the amounts of $150,000 and $100,000, respectively. These amounts represent a substantial portion of the bonuses earned by these executive officers for 2011.

Mr. Field and Ms. York are eligible to earn bonuses for 2011 based on Company performance, business unit or department performance, and individual performance under the Company's short-term variable incentive (annual bonus) program.  The Company is a participant in the TARP Capital Purchase Program of the U.S. Department of the Treasury and is subject to the TARP rules applicable to executive compensation.  Those rules permit payment of bonuses to these executives if made prior to year end. If not made by year-end, those rules may require the Company to delay payment. In light of this, the Committee and Board approved payment of the earned amounts set forth above to more closely tie recognition and reward to the timing of the executive's performance.

Additional information regarding the Company’s short-term variable incentive (annual bonus) program and the effect of the Company’s participation in TARP on the compensation of its executive officers can be found in the Compensation Discussion and Analysis section of the Company's definitive proxy statement for its 2011 annual meeting of stockholders, which was filed with the Securities and Exchange Commission on April 27, 2011.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MB FINANCIAL, INC.

Date: December 20, 2011	By:	/s/Jill E. York
Jill E. York
Vice President and Chief Financial Officer